FOR IMMEDIATE RELEASE

Contacts:
Lynne Farris
831-431-1868
lfarris@borland.com

Borland Announces Early Termination of
Hart-Scott-Rodino Waiting Period for
Pending Acquisition of TogetherSoft Corporation

SCOTTS VALLEY, Calif. – December 3, 2002 – Borland Software Corporation (Nasdaq NM: BORL) today announced that the Federal Trade Commission has granted early termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act with respect to Borland’s pending acquisition of TogetherSoft Corporation.

The transaction remains subject to approval by the California Commissioner of Corporations after a fairness hearing, approval by TogetherSoft stockholders and other customary closing conditions. The transaction is currently expected to close in January, 2003.

About Borland
Borland Software Corporation is a leading provider of technology used to develop, deploy, integrate, and manage software applications. Delivering best-in-class technology solutions dedicated to interoperability, Borland allows enterprises of all sizes to move into Web based computing while leveraging legacy systems. From the Fortune 1000 to the Borland Developer Network comprised of millions of developers around the world, Borland provides customers the freedom to develop applications, deploy them anywhere, and integrate and manage them across the enterprise. Borland solutions enable organizations to increase productivity and deliver higher performance projects faster and on budget, while lowering total cost of ownership.

Founded in 1983, Borland is headquartered in Scotts Valley, California with operations worldwide. To learn more, visit Borland at http://www.borland.com, the Borland Developer Network at http://bdn.borland.com, or call Borland at (800) 632-2864.

All Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation in the United States and other countries. All other marks are the property of their respective owners.

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